Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Contract No. 488

Ekaterinburg, 06.09.2021

IsoRay Medical Inc., a company organized and existing under the laws of United States of America, having its registered or principal office and place of business at 350 Hills Street, Suite 106 Richland, WA 98354-5411 USA,, («Consignor»), represented by the Chief Executive Officer Lori Woods, acting on the basis of the Charter, on  one part, and MedikorPharma-Ural LLC, a company incorporated in accordance with the laws of Russia, having its registered address at 620109, Russia, Sverdlovskaya Region, Ekaterinburg, Kraulya Street 2, Apartment 192 hereinafter referred to as the «Consignee», represented by Director D.P. Bugayev, acting according to the Charter, on the other part, hereinafter referred jointly to as the «Parties», have concluded this Contract on the following:

1. Subject of the Contract

1.1. The Consignor on the basis of repayment shall transfer to the Consignee its property, namely the funds (hereinafter the Advance Amount) amounting to US Dollars $720,000, for the purpose of purchasing 6000 mg of the enriched barium carbonate (hereinafter the Goods).  Once the purchase transaction of the Goods is completed, Consignor shall retain title to the Goods at all times.

1.2. The Consignee shall only use the Goods in favor of the Consignor for the purpose of Caesium-131 radioactive isotope (hereinafter the Product) production and further sale of the Product to the Consignor or the person designated thereby.

1.3. The Consignee shall launch manufacturing of the Product made of the Goods by irradiation and chemical treatment at the facilities of SSC RIAR OJSC (hereinafter the Manufacturer) using the technology and resources of the Manufacturer.

1.4. The Product shall be delivered to the following entities:

- IsoRay Medical Inc

- IsoRay Medical Inc through V/O ISOTOPE JSC

1.5. The Consignee shall enable the monitoring by the Consignor of the proper use of the Advanced Amount and the Goods, in particular Consignee shall submit written quarterly reports within 30 days of the end of each calendar quarter regarding the Goods used in manufacturing of Product during the most recent calendar quarter just ended and the Goods which remain in inventory at the end of each calendar quarter.

1.6. Without derogating from Consignor’s rights as owner of the Goods consigned hereunder, and without affecting the parties’ intentions that the consignment hereunder is to be deemed and construed as a true consignment of the Goods to Consignee by Consignor, Consignee hereby shall cooperate with and assist Consignor in connection with establishing and maintaining Consignor’s (i) title to the Goods, (ii) priority of ownership interest in and to such Goods as against claims of secured and unsecured creditors of Consignee, and (iii) shall further assist Consignor in fulfilling any and all notice requirements for the purpose of maintaining its priority ownership interest in and to the Goods.

1.7. Consignee shall maintain the Goods free and clear of and from and against all liens and encumbrances of any nature whatsoever.

1.8. The Goods shall at all times be subject to the direction and control of Consignor, and on Consignor’s demand for the return of any Goods delivered under this Contract and not theretofore used by Consignee to manufacture Products, Consignee shall promptly return such goods in accordance with Consignor’s reasonable instructions.

1.9. Consignee shall: (a) clearly and conspicuously label the Goods as property of Consignor; (b) segregate all Goods from other goods; and (c) secure and protect the Goods stored from loss or damage using the same degree of care that Consignee uses to protect its own products and stock, but in no event less than a commercially reasonable degree of care.

1.10. Consignee shall conduct all of its business relating to the processing of the Goods (purchasing of the  Goods and organizing manufacturing of the Product) in Consignee’s name and at Consignee’s cost and expense, and nothing herein shall authorize or empower Consignee to assume or create any obligation or responsibility whatsoever, express or implied, on behalf or in the name of Consignor, or to bind Consignor in any manner, or to make any representation, warranty, or commitment on behalf of Consignor, this Contract being limited solely to the consignment of the Goods herein specified.

1.11 Consignee assumes the risk of deliberate loss, theft or damage, beyond such as occurs during normal irradiation and processing to the Goods upon delivery of the Goods to Consignee’s facilities or the Manufacturer, as applicable.

1.12 Consignee does not assume the risk of loss of the Goods during the irradiation and manufacturing of the Product by the Manufacturer and Product losses that may occur during delivery of the Product to the Consignor.

2. Procedure for Repayment

2.1. The Consignor anticipates that the Consignee shall use the Goods to produce Product for a term through 31/12/2030.

2.2. The Consignee shall repay the Consignor for use of the Goods in producing the Product in accordance with Clause 2.3. of the present Contract from the Consignee’s US Dollars currency account.

2.3. The Consignee shall repay the funds to the Consignor by payments based on the quantity of the Products sold to the Consignor and calculated as follows:

S=N*P, where:

S: amount of payment (US Dollars)

N: amount of Caesium-131 delivered in the batch (Curie)

P: amount to be repaid per 1 Curie (US Dollars) shall be determined as follows:

N, Curie	P, US Dollars
less than 21	[**]
22 to 23	[**]
24 to 25	[**]
26 to 27	[**]
28 to 29	[**]
over 29	[**]

The amount to be repaid per 1 Curie (US Dollars) can be changed in the case of changes to the cost of irradiation and manufacturing of the product by the Manufacturer and will be reflected in an addendum to the present agreement.

2.4. The amount of all payments calculated in accordance with Clause 2.3. of the present Contract and paid to the Consignor by the Consignee is estimated to equal the Advance Amount specified in Clause 1.1 of the present Contract.

If Consignee has paid to Consignor an amount equal to the Advance Amount and the Goods have not been fully utilized, then Consignee and Consignor will enter into a new agreement regarding the use of the remaining Goods.

2.5. The amount of all payments calculated and paid to the Consignor by the Consignee depends on the Manufacturer’s technology, schedule and quantity of Caesium-131 accumulated and sold to the Consignor or the person designated thereby.

2.6. To optimize the Goods consumption for manufacturing of the Product and plan the Products ordering by the Consignor, the Consignee shall, not later than thirty (30) days before the beginning of the next month, submit the planned schedule of the Products manufacturing by the Manufacturer.

2.7 The payments under this Contract should be effected by means of money transfer to the account of the Consignor within Thirty (30) calendar days after signing of the Acceptance Act by the parties and receiving the appropriate invoice by the Consignee.

2.8 During the transfer of Advance Payment by the Consignor to the Consignee in accordance with the paragraph 1.1 of the present agreement, all banking charges and expenses of the bank of the Consignor, commissions and expenses of intermediary banks shall be for the Consignor’s account, charges of the Consignee’s bank shall be for the Consignee’s account.

2.9 During the transfer of repayments of the Advance Payment or parts of the Advanced Payment in accordance to the paragraph 2.3 of the present Agreement, all banking charges and expenses of the bank of the Consignee, commissions and expenses of intermediary banks shall be for the Consignee’s account, charges of the Consignor’s bank shall be for the Consignor’s account.

3. Force Majeure

3.1. The Parties shall not be liable for failure to fulfill or improper fulfillment of the obligations under the Contract due to force majeure circumstances, i.e., the circumstances that are extraordinary and unavoidable under the given conditions, to include the prohibitive acts of governmental authorities, civil commotion, epidemics, blockade, embargo, earthquakes, floods, fire, or other natural disasters.

3.2. Should the circumstances specified in Clause 3.1 of the Contract occur, each Party shall notify the other Party of such circumstances in writing within twenty (20) business days. The notice shall include the data on the nature of the circumstances, on the expected time and termination thereof.

3.3. Should the circumstances provided for by Clause 3.1 of the Contract occur, the time limit for fulfillment of the obligations under the Contract shall be suspended for the time during which such circumstances have effect.

4. Procedure for Amendments and Early Termination of the Contract

4.1. All amendments and additions to the Contract shall only be valid if made in writing and signed by the duly authorized representatives of the Parties. The relevant additional agreements of the Parties constitute an integral part of the Contract.

4.2. Within the terms of the agreement, the Parties shall mutually send all notices and communications in writing by e-mail.

5. Final Provisions

5.1. The present Contract shall be deemed concluded upon its signing by both Parties. The Contract shall be terminated upon fulfillment of the Parties’ obligations under the present Contract.

5.2. The present Contract is drawn up in Russian and English in two (2) counterparts of equal legal force.

5.3. The legal relations between the Parties under the present Contract shall be governed by the applicable laws of the Russian Federation.

The Consignee:/Грузополучатель

ООО «МедикорФарма-Урал»

MedikorPharma-Ural LTD

ИНН/INN (Taxpayer’s Identification Number) [**]

КПП/KPP (Tax Registration Reason Code) [**]

ОГРН/OGRN (Primary State Registration Number) [**]

Registered address/Местонахождение:

Россия, 620109, Свердловская область, г. Екатеринбург, ул. Крауля, д.2, кв. 192/

620109, Russia, Sverdlovsk Region, Ekaterinburg, Kraulya Street 2, Apartment 192

Post address/Адрес почтовый:

620028, Россия, Свердловская область, г. Екатеринбург, ул. Кирова, д. 28/1

620028, Russia, Sverdlovskaya Region, Ekaterinburg, Kirova Street 28/1

Bank Details/Банковские реквизиты:

р/с 40702840700404777165 (USD)

ЕКАТЕРИНБУРГСКИЙ ФИЛИАЛ АО ЮНИКРЕДИТ БАНК

к/с 30101810300000000971

БИК 046577971

Банк-корреспондент: JPMorgan Chase Bank, New York, SWIFT: CHASUS33/

MedikorPharma-Ural Ltd

Settlement account

[**] (USD)

JSC UniCredit Bank branch in Ekaterinburg

c/a 30101810300000000971

BIC 046577971

Correspondent bank: JPMorgan Chase Bank, New York, SWIFT: CHASUS33

The Consignor /Грузоотправитель:

IsoRay Medical Inc.

ООО «ИзоРей Медикал Инк»

Registered address/Местонахождение:

350 Hills Street, Suite 106

Richland, WA 99354-5411 USA/

Улица Хилз 350, офис 106, г. Ричленд, штат Вашингтон 99354-5411 США

Тел./Phone (509) 375-1202

e-mail: isotope@isoray.com

Bank Details/Банковские реквизиты:

Columbia Bank

Kennewick, WA, USA

Account Number: [**]

Bank Routing Number: 123206011/

Коламбия Ривер Банк

Кенневик, штат Вашингтон, США

Номер расчетного счета: [**]

Код банка: 123206011

THE CONSIGNEE	THE CONSIGNOR

/s/ Bugaev, D.P.	/s/ Lori A. Woods
Bugaev, D.P.	Lori A. Woods
6 Sep 2021	9 Sep 2021
Director, MedikorPharma-Ural LTD	Isoray - CEO